Exhibit 99.1

FOR IMMEDIATE RELEASE           CONTACT
                                -------
                                DEBRA DIMARIA
                                CHIEF FINANCIAL OFFICER
                                516-535-3681
                                DEBRAD@PROGINET.COM


              PROGINET ANNOUNCES YEAR END RESULTS FOR FY 2003
                         AND ANNUAL SHAREHOLDER MEETING


GARDEN CITY, NY- OCTOBER 7, 2003
Proginet Corporation (OTCBB:PRGF), a leader in the global security software market, today announced the financial results for the year ended July 31, 2003.

Total revenues for the year amounted to $5,386,921 compared to total revenues of $6,585,713 in fiscal 2002. Software sales and license revenues amounted to $1,528,840 compared to $2,847,885 for the same period in fiscal 2002. Software maintenance fees and other amounted to $3,858,081 compared to software maintenance fees and other of $3,737,828 in the prior year period. The Company reported a net loss of $550,376 compared to net income of $196,614 for the fiscal year ended July 31,2003 and 2002, respectively.

"Financial results fell short of the Company's expectations for the fiscal year, yet the Company was able to remain strong in a difficult economic climate. Despite the decrease in revenues, the Company increased cash, decreased liabilities, and remained debt free. Furthermore, the Company was able to continue to position itself for future revenue growth with our investment of over $1.2 million in new product development and the introduction of our B2B Secure Internet File Transfer product, SIFT. With the accomplishments of the recent fiscal year, the Company projects returning to profitability in fiscal 2004," said Kevin M. Kelly, President and CEO.


                                                    FINANCIAL HIGHLIGHTS

                                    YEAR ENDED JULY 31, 2003      YEAR ENDED JULY 31, 2002
Software sales and license          $1,528,840                    $2,847,885
revenue
Software maintenance fees           $3,858,081                    $3,737,828
and other
Net (loss) income                   $(550,376)                    $196,614
(Loss) income per share             $(.04)                        $.01
Cash flows from operations          $1,380,490                    $1,671,841

Cash and cash equivalents           $1,176,627                    $1,060,231
Total assets                        $6,552,341                    $7,315,254
Total liabilities                   $1,915,240                    $2,126,792
Total stockholders' equity           4,637,101                     5,188,462

INVESTOR CALL
The Company will hold an informational investor conference call on Wednesday, October 8, 2003 at 4:30 p.m. EST to provide investor updates and answer questions. Please call (516) 535-3683 by 12 p.m. EST on Wednesday, October 8, 2003 to register for the conference call.

ANNUAL SHAREHOLDER MEETING
Proginet Corporation's annual shareholder meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, NY 11530, 516-535-3600 on November 25, 2003 at 5:00 pm. Shareholders of record at the close of business on October 1, 2003 will be notified of the meeting in mid-October and provided instructions on how to participate.

ABOUT PROGINET CORPORATION
Proginet Corporation is a publicly traded, global security software company specializing in secure data transfer and password management solutions. Proginet products span every business sector of the economy and deliver fast implementation for all major platforms, operating systems and application environments for enterprise computing. Proginet products are used by hundreds of customers worldwide, including AT&T, BMW, First Data Corporation, JP Morgan Chase, Progressive Insurance, Prudential Financial, SAFECO, Toronto Dominion Bank, and United Healthcare.

Proginet is  headquartered  in Garden  City,  NY 516.535.3600  www.proginet.com.

(c) 2003 Proginet Corporation. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expression of future goals and similar expressions reflecting something other than historical fact involve risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.